Exhibit 1

                                   G E R D A U

                                  Relevant Fact

                             Payment to Shareholders

    We would like to inform our Shareholders that the Boards of the following companies, in meetings to be held on December 30th, 2002, will deliberate about the proposals presented by management regarding the payment of dividends of the second half of fiscal year 2002. Part of these dividends will be paid in the form of Interest on Capital Stock on February 18th, 2003, and constitute an anticipation of the annual dividend as stated in the by-laws.
                              These payments are:

                                      Amount per lot of 1,000 shares
                                         (Common and/or Preferred)
                             Interest on Capital      Dividend          Total
                                   Stock (*)
 Metalurgica Gerdau S.A.            R$ 4.04            R$ 0.96          R$ 5.00

 Gerdau S.A.                        R$ 1.63                  -          R$ 1.63


  The Interest on Capital Stock will be paid with Income Tax withholding of 15%
     (fifteen percent) as per Paragraph 2, article 9 of the Brazilian Law # 9249/95. The Dividends will be paid without income tax withholding, as per the current legislation.

              Shareholders exempt of withholding of income tax must
                  confirm this status by mailing the documents
                    no later than December 30th, 2002 to the
                               following address:

              GERDAU - Setor de Acionistas (Shareholders Services)
                               Av. Farrapos, 1811
                          Porto Alegre RS CEP 90220-005
                                     BRASIL
                             Tel +55 (51) 3323-2211


               Please note that shares acquired after January 2nd,
                     2003, inclusive, in the Brazilian Stock
                  Market, will be EX-Interest on Capital Stock
                                and EX-Dividend.

                        Porto Alegre, December 12th, 2002

                                   Management